Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of Starco Brands, Inc. (the “Company”) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 15, 2021, with respect to our audit of the financial statements of Starco Brands, Inc. as of December 31, 2020 and 2019, which report appears in the Offering Circular, which is part of this Offering Statement.

Haynie & Company

Salt Lake City, Utah

August 31, 2021